LOGISOFT CORP.

     SECOND  VOTING  AGREEMENT


     Agreement made as of March 10, 2000 by and among Robert Lamy, William Lamy and Robert Ballard, all of whom have a business address at 6805 Pittsford-Palmyra Road, Fairport, NY 14450 (collectively, the "Holders"), Scott
                                                                -------
Fox, David White, Walter Robb, Carl Mosack, Van Ernst Jakobs Securities, and David Wilkerson (collectively, the "Shareholders") and Logisoft Corp. a Delaware
                                    ------------
corporation  (the  "Corporation").
                    -----------

                                R E C I T A L S :
                                - - - - - - - -

     I. The Holders have executed a Voting Agreement dated March 10, 2000 (the "Initial Agreement") with Michael Pruitt, Bruce Goldfarb, Darian Road, Ltd., Michael Cimino, Corsica Marketing, Inc., Avenel Financial Group (collectively, the "Initial Shareholders") pursuant to which, among other things
                    --------------------
(a) the Holders agree to vote certain of their shares of the $.0001 par value common stock of the Corporation ("Common Stock") as directed by the Initial Shareholders; and (b) the Initial Shareholders agree to vote certain of their shares of Common Stock as directed by the Holders.

     II. Each of the Shareholders now owns that number of the issued and outstanding shares (the "Shares") of Common Stock set forth on Exhibit A to this
                                                               ---------
Agreement.

     III. The Shareholders, with a view to securing and retaining competent management of the Corporation and in the best interests of all stockholders of the Corporation, desire to enter into this Agreement with the Holders.

     NOW, THEREFORE, pursuant to Section 218(c) of the General Corporation Law of the State of Delaware, the parties agree as follows:

     1.     Term.  This  Agreement shall terminate and be of no further force or
            ----
effect from and after the earliest of (a) the date on which the Initial Agreement is terminated pursuant to the terms thereof, or (b) such time as none of the Shareholders owns any Shares.

     2.     Legend.  During  the  term  of this Agreement, there shall be placed
            ------
upon  every  certificate  representing  the  Shares  the  following  legend:


          This certificate and the shares represented hereby are subject to, and Transfer of such shares is restricted by, the provisions of an agreement among the issuing corporation and certain of its shareholders dated as of March 10, 2000, and any amendments thereto, a copy of which agreement is on file at the principal office of the corporation.


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     Such  legend  will be removed in the case of the sale or transfer of any or all of either the Shares of a Shareholder or the shares of Common Stock of a Holder, unless such sale or transfer shall be to an Affiliate, as such term is defined in Section 5.

     3.     Voting  of  Shares.  During  the term of this Agreement, each of the
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Shareholders shall vote, or cause such Shareholder's proxies to vote, his or its
Shares  (i) to maintain the number of Directors as designated by the Holders and
(ii) in favor of the election, removal or replacement of those nominees for directors who are designated to the Shareholders in writing by the Holders. Each Shareholder shall be present in person, by proxy or by other authorized representative if permitted, at any properly noticed meeting of the Corporation's stockholders or Board of Directors and shall execute any and all written consents as requested by the Holders, in each case for the purpose of complying with his or its obligations under this Agreement.

     4.     Exercise  by  Holders.  The manner in which any of the rights of the
            ---------------------
Shareholders, including the rights to elect, remove and replace directors, are to be exercised, shall be determined by the holders of a majority of the aggregate number of shares of Common Stock owned by the Holders.

     5.     Transfer.  Nothing  in this Agreement shall prohibit the transfer or
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sale  of  any  or  all of the  shares of Common Stock held by any Shareholder (a
"Transferor"). However, if such transfer or sale is made to an Affiliate of the Transferor, the Affiliate shall assume the obligations of the Transferor hereunder. An Affiliate shall mean (a) any person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the Transferor; (b) any Person which is an officer, director, partner or trustee of, or serves in a similar capacity with respect to, the Transferor; (c) any Person which is directly or indirectly the owner of more than ten percent (10%) of any class of equity securities of the Transferor; or (iv) the parents, siblings, children, stepchildren or spouse of the Transferor, or any trust for the benefit of such Person or Persons. For purposes of this Agreement, "Person" shall mean any individual, corporation, business trust, estate, trust, partnership, limited partnership, association, joint venture, limited liability company, governmental subdivision, agency or instrumentality or any other legal or commercial entity.

     6.     Notices.  Any  notice  required  or permitted to be given under this
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Agreement shall be in writing and shall be to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested. Any such notice or communication shall be delivered or directed to the other parties at their addresses first set forth above or at such other address as may be designated by a party in a notice given to the other parties in accordance with the provisions of this paragraph.

     7.     Specific  Performance.  The  parties  hereto  declare  that  it  is
            ---------------------
impossible to measure in money the damages which will accrue to a party hereto, or to such party's successors, assigns or legal or personal representatives, by reason of the failure to perform any of the obligations under this Agreement. Therefore, if any party, his successors, assigns or legal or personal representatives, shall institute any action or proceeding, to enforce the provisions of this Agreement, any person or entity against whom such action or proceeding is brought hereby waives the claim or defense that money damages are an adequate remedy and that therefore the party instituting the action or proceeding is not entitled to specific performance of the terms of this Agreement.

     8.     Miscellaneous.
            -------------

     8.1 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their personal representatives, heirs, legatees, successors and assigns, to the extent permitted or provided hereunder.

     8.2 No waiver of any of the provisions of this Agreement or any of the rights or remedies of the parties hereto shall be valid except if same be in writing and signed by the party charged therewith. A waiver of any one or more of the provisions hereof shall be limited to the particular instance specified in such writing, and shall not be deemed a continuing waiver of such provision or of any subsequent breach.

     8.3 This Agreement constitutes the entire agreement of the parties and may not be modified except by a written agreement signed by each of the parties hereto. This Agreement supersedes any and all prior arrangements or agreements among the parties with respect to the subject matter hereof. All remedies provided herein shall be deemed to be in addition to and not in substitution for any other remedies provided by law.

     8.4 If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other portion of this Agreement which shall be enforceable and carried out as if the unenforceable or invalid provisions were not contained herein.

     8.5 The headings of the paragraphs herein are inserted for convenience only and do not constitute part of the Agreement.

     8.6 This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute a single Agreement.

     8.7 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws principles.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of March 10, 2000.

                                                 HOLDERS:
                                                     /s/  Robert  Lamy
                                                 -------------------------------
                                                     Robert  Lamy

                                                     /s/  William  Lamy
                                                 -------------------------------
                                                     William  Lamy

                                                     /s/  Robert  Ballard
                                                 -------------------------------
                                                     Robert  Ballard

CORPORATION:                                     SHAREHOLDERS:

                                                     /s/  Scott Fox
Logisoft  Corp.                                  -------------------------------
                                                     Scott  Fox
     /s/ Robert Lamy
-------------------------------                      /s/  David White
By:  Robert  Lamy,  President                    -------------------------------
                                                     David  White

                                                     /s/  Walter Robb
                                                 -------------------------------
                                                     Walter  Robb

                                                     /s/  Carl Mosack
                                                 -------------------------------
                                                     Carl  Mosack

                                                 Van  Ernst  Jakobs  Securities

                                                      /s/
                                                 By:  --------------------------

                                                     /s/ David Wilkerson
                                                 -------------------------------
                                                     David  Wilkerson

                                     EXHIBIT  A

                                    Shareholders


Name  of  Shareholder                         Number  of  Shares
---------------------                         ------------------

Scott  Fox                                               873,250

Van Ernst Jakobs Securities                            1,324,000

Carl  Mosack                                             200,000

Walter  Robb                                             225,000

David  White                                             537,344

David  Wilkerson                                         303,750


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